Exhibit 99.1

August 1, 2011

Mapes to leave A. O. Smith; joins Lincoln Electric as COO

Milwaukee, Wis.—A. O. Smith Corporation (NYSE-AOS) today announced Christopher L. Mapes, executive vice president and president of its Electrical Products unit, will leave the company at the end of August to become chief operating officer of Lincoln Electric and a member of its executive management team.

Lincoln Electric, headquartered in Cleveland, Ohio, designs, develops, and manufactures arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and serves the brazing and soldering alloys market. As chief operating officer, Mapes will be responsible for Lincoln Electric’s businesses as well as the Company’s global product development initiatives.

Mapes has served as president of Electrical Products, a global manufacturer of electric motors for residential, commercial, and industrial applications, since joining the company in September 2004. He was elected an executive vice president of the corporation in 2006.

“Chris has done a tremendous job leading the transformation of the Electrical Products business over the last seven years,” Paul W. Jones, chairman and chief executive officer of A. O. Smith Corporation, said in making the announcement. “Under his direction, the Electrical Products team has successfully structured the business to achieve consistent profitability.”

“Chris also has been a key player in the sale of Electrical Products to Regal Beloit Corporation,” Jones continued. “His leadership has been critical in driving the transition process while continuing to focus on serving Electrical Products’ global customer base. On behalf of our employees and our Board of Directors, I want to thank Chris for his many contributions to A. O. Smith’s success.”

Mapes is a member of the Lincoln Electric Holdings Inc. (NASDAQ:LECO) Board of Directors. In his new position, he will remain a member of the board.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide.